EXHIBIT 5.8

To:	United States Securities and Exchange Commission

Re:	Encana Corporation (“Encana”) Registration Statement on Form F-10

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of and references to our name and our report and the inclusion and incorporation by reference of information derived from our reserves report dated June 4, 2014, evaluating crude oil, natural gas, and natural gas liquids reserves of certain south Texas assets as of December 31, 2013, acquired or to be acquired by Encana, in the Registration Statement on Form F-10 (File No. 333–196927).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
June 27, 2014